UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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AMN HEALTHCARE SERVICES, INC.

(Name of Registrant as Specified In Its Charter)
AMN STOCKHOLDERS COMMITTEE FOR BETTER CORPORATE GOVERNANCE
STEVEN C. FRANCIS
GAYLE A. FRANCIS

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     On February 17, 2009, Steven C. Francis, Gayle A. Francis, Steven C. Francis and Gayle A. Francis as Trustees of the Francis Family Trust Dated May 24, 1996 (the “Francis Stockholders”) and AMN Healthcare Services, Inc. (“AMN”) entered into an agreement to resolve the pending proxy contest with respect to a stockholder proposal regarding special meetings (the “Special Meeting Proposal”), a stockholder proposal regarding equal proxy access (the “Equal Proxy Access Proposal”), a stockholder proposal regarding stockholder rights plans, or “poison pills” (the “Poison Pill Proposal” and together with the Special Meeting Proposal and the Equal Proxy Access Proposal, the “Proposals”) and the election of directors at AMN’s 2009 Annual Meeting of Stockholders (the “Annual Meeting”). The terms of the agreement are described in a joint press release issued by the Francis Stockholders and AMN, a copy of which is reprinted below.
     Pursuant to the terms of the agreement, the Francis Stockholders have terminated their proxy solicitation with respect to the Proposals and the election of directors at the Annual Meeting. In addition, the preliminary proxy statement filed by Mr. and Ms. Francis and the AMN Stockholders Committee for Better Corporate Governance on February 9, 2009 is hereby withdrawn in its entirety.
     Below is the full text of the joint press release issued on February 17, 2009:
AMN Healthcare and Gayle and Steve Francis Reach Resolution on Corporate Governance Issues
San Diego, CA, February 17, 2009 — AMN Healthcare Services, Inc. (NYSE:AHS), the nation’s largest healthcare staffing company (AMN), and Gayle and Steve Francis, co- founders of AMN (Francis), announced today in a joint statement that they have resolved the outstanding corporate governance issues between AMN and Francis.
As a result, AMN has agreed to amend its bylaws to reduce the minimum threshold of stockholders required to call a special meeting from 25 percent to 20 percent.
AMN has also agreed to adopt a corporate governance policy that would restrict the ability of the Board of Directors of AMN from adopting a stockholder rights plan, or “poison pill,” without stockholder approval. Francis has agreed to dismiss litigation pending in Delaware Chancery Court and will withdraw their other stockholder proposal regarding equal proxy access. In addition, Francis has agreed not to solicit proxies against the election of any AMN directors at the upcoming annual meeting.
Douglas D. Wheat, Chairman of the Board of AMN, stated “We are pleased to have reached this resolution, which will enable AMN to fully focus on executing its strategy, winning in the marketplace, and delivering shareholder value.”

Gayle and Steve Francis said “We are satisfied that AMN has responded to our concerns by implementing stronger corporate governance practices, which we believe will be beneficial to all shareholders.”
Separately, AMN announced that a committee of independent directors had investigated allegations regarding potential conflicts of interest involving an AMN director, William F. Miller III, and concluded Mr. Miller’s relationships did not give rise to a conflict of interest.
About AMN Healthcare Services
AMN Healthcare Services, Inc. is the largest healthcare staffing company in the United States and the largest nationwide provider in all three of its business segments: travel nurse and allied staffing, locum tenens staffing (temporary physician staffing), and physician permanent placement services. AMN Healthcare recruits healthcare professionals both nationally and internationally and places them on variable lengths of assignments and in permanent positions at acute-care hospitals, physician practice groups and other healthcare settings throughout the United States. For more information, visit http://www.amnhealthcare.com.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company based these forward-looking statements on its current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. These statements reflect the company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.